Plexus Announces Fiscal Second Quarter Financial Results
•Fiscal second quarter 2021 revenue of $881 million
•GAAP diluted EPS of $1.42, including $0.07 of restructuring charges and $0.22 of stock-based compensation expense
•Initiates fiscal third quarter 2021 revenue guidance of $875 to $915 million with GAAP diluted EPS guidance of $1.23 to $1.38, excluding any unforeseen COVID-19 impacts

NEENAH, WI – April 21, 2021 - Plexus (NASDAQ: PLXS) today announced financial results for our fiscal second quarter ended April 3, 2021, and guidance for our fiscal third quarter ending July 3, 2021.

	Three Months Ended
	April 3, 2021	April 3, 2021	July 3, 2021
	Q2F21 Results	Q2F21 Guidance	Q3F21 Guidance
Summary GAAP Items
Revenue (in millions)	$881	$860 to $900	$875 to $915
Operating margin	5.8%	5.0% to 5.5%	5.1% to 5.6%
Diluted EPS (1)	$1.42	$1.17 to $1.32	$1.23 to $1.38

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	17.3%
Economic return	9.2%

(1)	Includes stock-based compensation expense of $0.22 for Q2F21 results, $0.22 for Q2F21 guidance and $0.22 for Q3F21 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal Second Quarter 2021 Information
•Won 42 manufacturing programs during the quarter representing $284 million in annualized revenue when fully ramped into production
•Trailing four quarter wins total a record $1.044 billion in annualized revenue when fully ramped into production
•Purchased $29.2 million of our shares at an average price of $83.39 per share under our existing share repurchase programs. A balance of $53.4 million remains outstanding under the $100 million fiscal 2021 program.

Todd Kelsey, President and CEO, commented, “Our robust fiscal second quarter results highlight the advantages of our unique value proposition and consistent focus on operational excellence. Our GAAP operating margin of 5.75% expanded 11 basis points from the prior quarter, representing the best performance in more than a decade and the fourth consecutive quarter in excess of 5.0%. Productivity gains, expense management and another solid performance from our Engineering Solutions team contributed to better than anticipated profitability. Revenue of $881 million was in line with our expectation and at the midpoint of our guidance. Through this combination, we delivered GAAP EPS of $1.42, which exceeded the top end of our guidance range.”

Mr. Kelsey continued, “Leveraging the record $3.3 billion funnel of qualified manufacturing opportunities from our fiscal first quarter, we won 42 new manufacturing programs. For the second consecutive quarter, these program wins include a number of meaningful new customer engagements, positioning us for further growth. These wins, which include a notable Aftermarket Services engagement, represent $284 million in annualized revenue when fully ramped into production and contribute to our trailing four quarter wins, once again, exceeding $1.0 billion.”

Patrick Jermain, Executive Vice President and CFO, commented, “With our exceptional operating performance and working capital management, we delivered return on invested capital of 17.3%, sequentially improved by 100 basis points and the highest return delivered in four years. This result generated economic return of 920 basis points above our weighted average cost of capital, creating considerable shareholder value. Further, given the strength of our balance sheet and free cash flow generation, we elected to repay our 364-day term loan of $138 million three months early. We ended the quarter with ample liquidity given our cash balance of approximately $295 million and only $38 million borrowed under our $350 million revolving credit facility. In addition, we reconfirm our fiscal 2021 expectation for free cash flow of approximately $100 million.”

Mr. Kelsey further commented, “We anticipate our robust performance will continue for the fiscal third quarter based upon incrementally stronger demand, particularly in our Healthcare/Life Sciences sector, and confidence in our ability to consistently execute. We are guiding revenue of $875 to $915 million, GAAP operating margin of 5.1% to 5.6% and GAAP EPS of $1.23 to $1.38. Our guidance assumes that neither supply chain constraints, which are a near term limiter in our ability to meet customer demand upside, nor COVID-19 will materially impact end markets or our operations beyond what is already anticipated.”

Mr. Kelsey concluded, “We believe we have a platform to sustain strong revenue growth moving forward through the strengthening in the overall demand environment, including equipment used in elective medical procedures, an eventual commercial aerospace market recovery, our ability to support secular growth markets and the acceleration in new program wins. Looking beyond fiscal 2021, we are confident these factors support our goal to achieve 9% to 12% annual revenue growth while continuing to deliver industry leading operating performance.”

Quarterly Comparison	Three Months Ended
(in thousands, except EPS)	Apr 3, 2021	Jan 2, 2021	Apr 4, 2020
Revenue	$880,885	$830,355	$767,364
Gross profit	91,002	79,277	61,445
Operating income	50,687	46,866	17,209
Net income	41,763	36,199	12,926
Diluted EPS	1.42	1.23	0.43

Gross margin	10.3%	9.5%	8.0%
Operating margin	5.8%	5.6%	2.2%

ROIC (1)	17.3%	16.3%	11.4%
Economic return (1)	9.2%	8.2%	2.6%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating income, adjusted net income, adjusted diluted EPS, ROIC and economic return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 55% of revenue for both the fiscal first and second quarters of 2021.

Business Segments ($ in millions)	Three Months Ended
	Apr 3, 2021	Jan 2, 2021	Apr 4, 2020
Americas	$365	$327	$334
Asia-Pacific	459	451	388
Europe, Middle East, and Africa	83	79	74
Elimination of inter-segment sales	(26)	(27)	(29)
Total Revenue	$881	$830	$767

Market Sectors ($ in millions)	Three Months Ended
	Apr 3, 2021		Jan 2, 2021		Apr 4, 2020
Industrial (1)	$407	46%	$378	46%	$339	44%
Healthcare/Life Sciences	350	40%	319	38%	271	35%
Aerospace/Defense	124	14%	133	16%	157	21%
Total Revenue	$881		$830		$767

(1) At the beginning of fiscal 2021, Plexus consolidated the previously reported Industrial/Commercial and Communications market sectors to form the Industrial market sector. Prior period amounts have been reclassified to conform to the current period presentation.

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for the fiscal second quarter was 17.3%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a three-quarter period for the fiscal second quarter. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2021 is 8.1%. ROIC for the fiscal second quarter less Plexus’ weighted average cost of capital resulted in an economic return of 9.2%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended April 3, 2021, cash flows provided by operations was $82.1 million, less capital expenditures of $7.3 million, resulting in free cash flow of $74.8 million.

Cash Cycle Days	Three Months Ended
	Apr 3, 2021	Jan 2, 2021	Apr 4, 2020
Days in Accounts Receivable	52	53	55
Days in Contract Assets	12	12	13
Days in Inventory	89	93	99
Days in Accounts Payable	(61)	(59)	(62)
Days in Cash Deposits	(20)	(19)	(18)
Annualized Cash Cycle *	72	80	87
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2021 Q2 Earnings Conference Call and Webcast
When:	Thursday, April 22, 2021 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal second quarter 2021 results will also be made available ahead of the conference call.

Conference Call: +1.866.922.5180 with passcode: 3860807

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 3860807
Investor and Media Contact
Shawn Harrison
+1.920.751.3612
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of approximately 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform, any tax law changes as a result of change in U.S. presidential administration, and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors in our fiscal 2020 Form 10-K and any subsequently filed Form 10-Q.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	Apr 3,	Apr 4,	Apr 3,	Apr 4,
	2021	2020	2021	2020
Net sales	$880,885	$767,364	$1,711,240	$1,619,773
Cost of sales	789,883	705,919	1,540,961	1,479,138
Gross profit	91,002	61,445	170,279	140,635
Operating expenses
Selling and administrative expenses	38,286	38,233	70,697	77,489
Restructuring and impairment charges	2,029	6,003	2,029	6,003
Operating income	50,687	17,209	97,553	57,143
Other income (expense):
Interest expense	(3,818)	(3,814)	(7,904)	(7,946)
Interest income	390	533	764	1,178
Miscellaneous, net	(825)	154	(2,343)	(2,019)
Income before income taxes	46,434	14,082	88,070	48,356
Income tax expense	4,671	1,156	10,108	4,424
Net income	$41,763	$12,926	$77,962	$43,932
Earnings per share:
Basic	$1.45	$0.44	$2.71	$1.50
Diluted	$1.42	$0.43	$2.65	$1.46
Weighted average shares outstanding:
Basic	28,736	29,291	28,799	29,216
Diluted	29,310	29,925	29,409	29,999

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Apr 3,	Oct 3,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$294,370	$385,807
Restricted cash	142	2,087
Accounts receivable	508,576	482,086
Contract assets	116,440	113,946
Inventories	771,605	763,461
Prepaid expenses and other	37,787	31,772
Total current assets	1,728,920	1,779,159
Property, plant and equipment, net	379,014	383,661
Operating lease right-of-use assets	68,877	69,879
Deferred income taxes	22,351	21,422
Other	39,226	35,727
Total non-current assets	509,468	510,689
Total assets	$2,238,388	$2,289,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$50,229	$146,829
Accounts payable	529,948	516,297
Customer deposits	175,099	159,972
Accrued salaries and wages	64,860	76,927
Other accrued liabilities	100,722	103,492
Total current liabilities	920,858	1,003,517
Long-term debt and finance lease obligations, net of current portion	188,730	187,975
Accrued income taxes payable	47,974	53,899
Long-term operating lease liabilities	34,751	36,779
Deferred income taxes	7,042	6,433
Other liabilities	25,081	23,765
Total non-current liabilities	303,578	308,851
Total liabilities	1,224,436	1,312,368
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,838 and 53,525 shares issued, respectively,
and 28,659 and 29,002 shares outstanding, respectively	538	535
Additional paid-in-capital	627,176	621,564
Common stock held in treasury, at cost, 25,179 and 24,523, respectively	(986,539)	(934,639)
Retained earnings	1,373,041	1,295,079
Accumulated other comprehensive loss	(264)	(5,059)
Total shareholders’ equity	1,013,952	977,480
Total liabilities and shareholders’ equity	$2,238,388	$2,289,848

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Apr 3,	Jan 2,	Apr 4,	Apr 3,	Apr 4,
	2021	2021	2020	2021	2020
Operating income, as reported	$50,687	$46,866	$17,209	$97,553	$57,143
Operating margin, as reported	5.8%	5.6%	2.2%	5.7%	3.5%

Non-GAAP adjustments:
Restructuring and impairment charges (1)	$2,029	$—	$6,003	$2,029	$6,003
Adjusted operating income	$52,716	$46,866	$23,212	$99,582	$63,146
Adjusted operating margin	6.0%	5.6%	3.0%	5.8%	3.9%

Net income, as reported	$41,763	$36,199	$12,926	$77,962	$43,932

Non-GAAP adjustments:
Special tax impacts (2)	—	—	—	—	(814)
Restructuring and impairment charges, net of tax (1)	1,816	—	5,373	1,816	5,373
Adjusted net income	$43,579	$36,199	$18,299	$79,778	$48,491

Diluted earnings per share, as reported	$1.42	$1.23	$0.43	$2.65	$1.46

Non-GAAP per share adjustments:
Special tax impacts (2)	—	—	—	—	(0.02)
Restructuring and impairment charges, net of tax (1)	0.07		0.18	0.06	0.18
Adjusted diluted earnings per share	$1.49	$1.23	$0.61	$2.71	$1.62

(1)	During the three months ended April 3, 2021, restructuring charges of $2.0 million, or $1.8 million net of taxes, were incurred.

During the three months ended April 4, 2020, restructuring and impairment charges of $6.0 million, or $5.4 million net of taxes, were incurred due to the previously announced closure of our Boulder Design Center.
(2)
During the three months ended January 4, 2020, there were $1.9M in tax benefits related to US foreign tax credit regulations issued during the quarter, partially offset by $1.1M of tax expense as a result of special tax items.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Six Months Ended		Three Months Ended		Six Months Ended
	Apr 3,		Jan 2,		Apr 4,
	2021		2021		2020
Operating income, as reported		$97,553		$46,866		$57,143
Restructuring and impairment charges	+	2,029	+	—	+	6,003
Adjusted operating income		$99,582		$46,866		$63,146
	x	2	x	4	x	2

Adjusted annualized operating income		$199,164		$187,464		$126,292
Adjusted effective tax rate	x	13%	x	13%	x	13%
Tax impact		25,891		24,370		16,418
Adjusted operating income (tax effected)		$173,273		$163,094		$109,874

Average invested capital	÷	$1,002,260	÷	$1,002,087	÷	$966,630

ROIC		17.3%		16.3%		11.4%
Weighted average cost of capital	-	8.1%	-	8.1%	-	8.8%
Economic return		9.2%		8.2%		2.6%

	Three Months Ended
Average Invested Capital	Apr 3,	Jan 2,	Oct 3,	Jul 4,	Apr 4,	Jan 4,	Sept 28,
Calculations	2021	2021	2020	2020	2020	2020	2019
Equity	$1,013,952	$1,006,959	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	50,229	148,408	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	9,314	9,351	7,724	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	188,730	188,148	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	34,751	37,052	36,779	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(294,370)	(356,724)	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$1,002,606	$1,033,194	$970,980	$1,029,033	$1,009,098	$960,998	$929,795

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the fiscal first quarter of 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.